SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004





                                    FORM 8-K
                    CURRENT REPORT PURSUANT TO SECTION 13 OF
                       THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) July 17, 2001
                                  --------------




                           GENERAL MOTORS CORPORATION
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE                 1-143                 38-0572515
----------------------------   -----------------------    -------------------
(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
 of incorporation)                                        Identification No.)




   300 Renaissance Center, Detroit, Michigan                 48265-3000
--------------------------------------------                 ----------
  (Address of principal executive offices)                   (Zip Code)







Registrant's telephone number, including area code       (313)-556-5000
                                                         --------------

ITEM 5. OTHER EVENTS

      On July 17, 2001, a news release was issued on the subject of second quarter consolidated earnings for General Motors Corporation (GM). The news release did not include certain financial statements, related footnotes and certain other financial information that will be filed with the Securities and Exchange Commission as part of GM's Quarterly Report on Form 10-Q. The following is the second quarter earnings release for GM, and their subsidiary Hughes Electronics Corporation's (Hughes) earnings release dated July 16, 2001.

          GM EARNS $610 MILLION, OR $1.26 PER SHARE, IN SECOND QUARTER
                     Net liquidity improves by $1.4 billion

     DETROIT-- General Motors Corp. (NYSE: GM) today reported that it earned $610 million, or $1.26 diluted earnings per share, in the second quarter of 2001-- excluding special items-- on revenues of $46.1 billion.

     The second-quarter-2001 results exclude one-time charges totaling $133 million, or $0.23 per share, related to the previously announced restructuring of its affiliate Isuzu Motors Ltd. GM earned $477 million, or $1.03 per share, in the quarter including the charges. GM financial results described throughout the remainder of this release exclude the charges relating to Isuzu unless otherwise noted.

     "We had a reasonably solid quarter considering lower North American production to ensure appropriate levels of inventory in the context of moderating industry demand and the prevailing tough pricing conditions," said GM Chairman Jack Smith.

     Cash and net liquidity both increased during the second quarter of 2001. Cash, marketable securities, and assets of the Voluntary Employees' Beneficiary Association (VEBA) trust invested in short-term fixed-income securities, excluding Hughes, totaled $11.1 billion at June 30, 2001, compared with $9.4 billion at March 31, 2001, bringing net liquidity up $1.4 billion, to $1.9 billion.

     The second-quarter results compare with record performance in the prior-year period when GM earned $1.8 billion, or $2.93 per share, on revenue of $48.7 billion.

     The highly competitive pricing environment in the United States was exacerbated by the strength of the U.S. dollar compared with key European and Asian currencies. The currency exchange rates resulted in a distinct pricing advantage in the United States for European, Korean and Japanese manufacturers who have made significant gains in U.S. market share and increased the pricing pressure on U.S.-based manufacturers.

     "We maintained momentum during the quarter as vehicle sales were stronger than expected in North America," said GM Chief Executive Officer Rick Wagoner. "We're moving faster to deliver innovative new products and services and intensifying actions to lower our structural costs."

     "We have significantly strengthened our North American product portfolio this year with the introduction of new sport-utility and innovative crossover vehicles that have been well received by our customers and the automotive media," Wagoner said.

     GM's product renaissance continued during the second quarter with the production ramp-ups of the Chevrolet Avalanche and TrailBlazer; the Buick Rendezvous; the GMC Envoy; the Oldsmobile Bravada; the Cadillac Escalade; and the Chevrolet Silverado and GMC Sierra heavy-duty pickup trucks. Later this year, GM will launch the Cadillac CTS and EXT models; and the Saturn VUE, strengthening its product lineup even further.

    GM is delivering a broader range of new products in other key markets around the world, as well. GM Europe's new products include the Astra convertible; the Speedster; and Vivaro and Combo commercial vans. In Latin America, the Chevrolet Zafira and Grand Vitara are new entries. In the Asia-Pacific region, the Buick Sail; the Chevrolet Blazer; and the S-10 crewcab pickup, which will be introduced later in the year, are important new products in China. The Zafira was recently introduced in Asia and is produced at GM's Thailand plant. GM will begin production this fall at Suzuki's Kosai plant in Japan of the new
Chevrolet Cruze, a small 4X4 lifestyle vehicle.

     Big contributors in the second quarter's financial performance were General Motors Acceptance Corp. (GMAC), and GM North America (GMNA).

                                      GMAC

     GMAC earned a second-quarter record $449 million, an increase of more than 13 percent compared with the $395 million earned in the second quarter of 2000. GMAC's results were driven primarily by stronger earnings in its core automotive finance operations. In this segment, the improvement came primarily from higher asset levels and the positive impact of lower short-term interest rates, only partially offset by higher credit losses and lower off-lease residual values.

     Insurance operations posted a decline in earnings due largely to a timing-related reduction in capital gains. In the mortgage operations, the lower interest rate environment led to an acceleration of loan prepayments as more customers refinanced their mortgages requiring a write-down of mortgage servicing rights. Absent this write-down, mortgage operations remained strong with a significant increase in mortgage originations and record earnings from GMAC Commercial Mortgage and Residential Funding Corporation (GMAC's residential mortgage conduit operation). Overall, GMAC remains on track for another record year in 2001.

                                GM NORTH AMERICA

     GMNA earned $521 million in the second quarter of 2001 as production fell 13 percent, wholesale vehicle sales declined 12 percent, and net vehicle prices declined approximately 0.8 percent from the prior-year period. GMNA earned $1.4 billion in the second quarter of 2000 when industry demand was at an all-time high. During the second quarter of 2001, U.S. dealer inventories were reduced to less than 1.1 million vehicles, more than 200,000 units below year-end-2000 levels.

     In addition, GM outpaced the industry with an 11-percent improvement in quality in the annual J.D. Power and Associates 2001 Initial Quality Study. GM was the highest ranking domestic automaker, with nine vehicles placing among the top three in their categories and three vehicles ranking highest.

     GM also was recognized during the quarter for substantial improvements in productivity. The recent annual Harbour report cited an 8.5-percent improvement in GM North America's productivity, outperforming all other multi-plant manufacturers.

     "I am especially pleased that the dedicated work of all our employees to improve quality and manufacturing productivity is being recognized and translated into improved results," Wagoner said. "GM's intense focus on quality is having a very positive effect on our products and customers."

     GM led all manufacturers in productivity gains in assembly, stamping and engine operations; took the overall lead in transmission productivity for the first time, and had six of the 10 most improved assembly plants in North America. "We've made tremendous progress in productivity and we're working hard to build on that progress, allowing us to further improve our competitiveness in a pricing environment that continues to be aggressive and challenging," Wagoner said.

                                    GM EUROPE

     Fierce price competition, and unfavorable product mix and country mix were key factors in GM Europe's (GME) loss of $154 million in the second quarter of 2001. That compares with earnings of $166 million in the second quarter last year.

     "The restructuring initiatives announced last year represent only the first step in returning our European operations to solid profitability. GME and our Opel unit have announced that they are aggressively identifying additional actions required to restore profitability and revitalize the Opel/Vauxhall brands," Wagoner said. "We will announce these actions later this year."

                            OTHER AUTOMOTIVE REGIONS

     GM Asia Pacific (GMAP) had net income of $12 million in the second quarter of 2001, excluding GM's portion of the severance payments and asset write-downs that were part of the previously announced restructuring of Isuzu. That compares with a loss of $123 million in the second quarter of 2000. The improvement resulted primarily from decreased operating losses at Isuzu and strong equity earnings from GM's alliance partners Fuji Heavy Industries and Suzuki.

     GM's Latin America/Africa/Mid-East (GMLAAM) region had net income of $31 million in the second quarter of 2001, compared with $10 million in the same period last year. The profit improvement was driven primarily by increased volume. The region had its highest market penetration for any quarter in the last 10 years as market share hit 17.8 percent in the second quarter of 2001 - an increase of nearly two percentage points from the same period a year ago.

                                     HUGHES

     Hughes' net loss of $156 million in the second quarter of 2001 was related primarily to the continued growth of DIRECTV. Hughes added approximately 200,000 net new DIRECTV subscribers in the second quarter, bringing the total subscriber base to 11.4 million.

                                  LOOKING AHEAD

     Sales levels in the first half of 2001 were more robust than initially projected, while some moderation is expected in the second half of the year. GM now expects that total U.S. vehicle sales will be approximately 16.8 million units in calendar-year 2001.

     In the European market, sales have moderated from the strong levels last year. GM expects industry vehicle sales in Europe to be in the range of 19 million to 19.5 million units for the calendar year.

    Regarding the earnings outlook, the present analysts' consensus of approximately $0.83 per share for the third quarter of 2001 appears reasonable and is consistent with GM's outlook for the quarter. GM's outlook for the full year remains at $4.25 per share.


                                      # # #

   In this press release and related comments by General Motors management, our use of the words "outlook," "expect," "anticipate," "estimate," "forecast," "objective," "plan," "goal" and similar expressions is intended to identify forward looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important factors that are described in GM's most recent report on SEC Form 10-K (at page II-10,11) which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: changes in economic conditions, currency exchange rates or political stability; shortages of fuel, labor strikes or work stoppages; market acceptance of the corporation's new products; significant changes in the competitive environment; changes in laws, regulations and tax rates; and, the ability of the corporation to achieve reductions in cost and employment levels to realize production efficiencies and implement capital expenditures at levels and times planned by management.

                           General Motors Corporation
                      Adjusted Corporate Financial Results

                                    Second Quarter        Year to Date
                                    --------------       --------------
                                    2001(1)    2000      2001(2)   2000
                                    ----       ----      ----      ----

     Total net sales and
      revenues ($Mil's)           $46,119   $48,743    $88,742   $95,601

     Consolidated net
      income ($Mil's)                $610    $1,751       $835    $3,534

     Net margin from
      consolidated net income         1.3%      3.6%       0.9%      3.7%

     GM $1-2/3 par value
      earnings per share
      Basic EPS                     $1.29     $2.99      $1.80     $5.87
      Diluted EPS                   $1.26     $2.93      $1.77     $5.74

     GM Class H
      earnings per share (3)
      Basic EPS                    $(0.14)   $(0.07)    $(0.23)   $(0.15)
      Diluted EPS                  $(0.14)   $(0.07)    $(0.23)   $(0.15)

     Earnings attributable to
      GM $1-2/3 par value ($Mil's)
      Consolidated net income        $610    $1,751       $835    $3,534
      Preferred dividends             (23)      (27)       (51)      (56)
      Losses attributable
        to GM Class H                 120        38        201        71
                                      ---     -----        ---     -----
        Total earnings attributable
         to GM $1-2/3 par value      $707    $1,762       $985    $3,549
                                      ===     =====        ===     =====

     GM $1-2/3 par value average
      shares outstanding (Mil's)
      Basic shares                    549       590        549       605
      Diluted shares                  559       602        559       618

     Cash dividends per share
      of common stocks
      GM $1-2/3 par value           $0.50     $0.50      $1.00     $1.00
      GM Class H                        -         -          -         -

     Book value per share of
      common stocks at June 30
      GM $1-2/3 par value          $38.85    $38.44
      GM Class H (3)                $7.77     $7.69

     Total cash at June 30
      ($Bil's) (4)                  $12.2     $13.3

     Automotive, Communications Services,
      and Other Operations ($Mil's)
      Depreciation                 $1,137      $972     $2,168    $1,962
      Amortization of special
        tools                         573       661      1,138     1,315
      Amortization of intangible
        assets                         85        81        158       152
                                    -----     -----      -----     -----
        Total                      $1,795    $1,714     $3,464    $3,429
                                    =====     =====      =====     =====


     See footnotes on page 10.

                           General Motors Corporation
                       Adjusted Segment Financial Results

                                    Second Quarter        Year to Date
                                    --------------       --------------
                                    2001(1)    2000      2001(2)   2000
                                    ----       ----      ----      ----
     (dollars in millions)
     Total net sales and revenues
      GMNA                        $28,117   $30,569    $53,223   $59,813
      GME                           6,231     7,142     12,499    13,976
      GMLAAM                        1,739     1,368      3,134     2,758
      GMAP                          1,128       790      2,138     1,653
                                   ------    ------     ------    ------
        Total GMA                  37,215    39,869     70,994    78,200
      Hughes                        2,003     2,260      3,920     4,378
      Other                           513       741        981     1,487
                                   ------    ------     ------    ------
        Total ACO                  39,731    42,870     75,895    84,065
      GMAC                          6,321     5,755     12,698    11,376
      Other Financing                  67       118        149       160
                                   ------    ------     ------    ------
        Total FIO                   6,388     5,873     12,847    11,536
                                   ------    ------     ------    ------
         Consolidated net sales
           and revenues           $46,119   $48,743    $88,742   $95,601
                                   ======    ======     ======    ======

     Pre-tax income (loss)
      GMNA                           $666    $2,059       $882    $3,982
      GME                            (194)      278       (347)      627
      GMLAAM                           74       (32)        82       (68)
      GMAP                             35         6         35        33
                                      ---     -----      -----     -----
        Total GMA                     581     2,311        652     4,574
      Hughes (5)                     (248)      (57)      (400)     (265)
      Other                          (113)      (70)      (259)     (113)
                                      ---     -----      -----     -----
        Total ACO                     220     2,184         (7)    4,196
      GMAC                            714       628      1,432     1,260
      Other Financing                  (9)       23        (23)       11
                                      ---     -----      -----     -----
        Total FIO                     705       651      1,409     1,271
                                      ---     -----      -----     -----
        Consolidated pre-tax
         income                      $925    $2,835     $1,402    $5,467
                                      ===     =====      =====     =====


     Net income (loss)
      GMNA                           $521    $1,411       $641    $2,700
      GME                            (154)      166       (240)      387
      GMLAAM                           31        10         37        11
      GMAP                             12      (123)        (8)     (116)
                                      ---     -----        ---     -----
        Total GMA                     410     1,464        430     2,982
      Hughes (5)(6)                  (156)      (64)      (252)     (141)
      Other                           (82)      (69)      (201)     (105)
                                      ---     -----        ---     -----
        Total ACO                     172     1,331        (23)    2,736
      GMAC                            449       395        880       792
      Other Financing                 (11)       25        (22)        6
                                      ---     -----        ---     -----
        Total FIO                     438       420        858       798
                                      ---     -----        ---     -----
         Consolidated net income     $610    $1,751       $835    $3,534
                                      ===     =====        ===     =====



     See footnotes on page 10.

                           General Motors Corporation
                      Supplementary Adjusted Segment Financial Results

                                    Second Quarter        Year to Date
                                    --------------       --------------
                                    2001(1)    2000      2001(2)   2000
                                    ----       ----      ----      ----
     (dollars in millions)
     Income tax expense (benefit)
      GMNA                           $143      $645       $208    $1,260
      GME                             (36)      115       (100)      245
      GMLAAM                           27       (24)        29       (47)
      GMAP                             21         1         19        11
                                      ---       ---        ---     -----
        Total GMA                    $155      $737       $156    $1,469
                                      ===       ===        ===     =====

     Equity income (loss) and
      minority interests
      GMNA                            $(2)      $(3)      $(33)     $(22)
      GME                               4         3          7         5
      GMLAAM                          (16)       18        (16)       32
      GMAP                             (2)     (128)       (24)     (138)
                                       --       ---         --       ---
        Total GMA                    $(16)    $(110)      $(66)    $(123)
                                       ==       ===         ==       ===


     Effective income tax rate
      GMNA                           21.5%     31.3%      23.6%     31.6%
      GME                            18.6%     41.4%      28.8%     39.1%
      GMLAAM                         36.5%     75.0%      35.4%     69.1%
      GMAP                           60.0%     16.7%      54.3%     33.3%

     Net margins
      GMNA                            1.9%      4.6%       1.2%      4.5%
      GME                            (2.5%)     2.3%      (1.9%)     2.8%
      GMLAAM                          1.8%      0.7%       1.2%      0.4%
      GMAP                            1.1%    (15.6%)     (0.4%)    (7.0%)
      Total GMA                       1.1%      3.7%       0.6%      3.8%
      Hughes (5)(6)                  (7.8%)    (2.8%)     (6.4%)    (3.2%)
      Total ACO                       0.4%      3.1%      (0.0%)     3.3%
      GMAC                            7.1%      6.9%       6.9%      7.0%
      Consolidated net income         1.3%      3.6%       0.9%      3.7%



     See footnotes on page 10.

                           General Motors Corporation
                              Operating Statistics

                                    Second Quarter        Year to Date
                                    --------------       --------------
                                    2001       2000      2001      2000
                                    ----       ----      ----      ----
     (units in thousands)
     Worldwide Wholesale Sales
      United States - Cars           542        684      1,048    1,306
      United States - Trucks         634        669      1,202    1,343
                                   -----      -----      -----    -----
        Total United States        1,176      1,353      2,250    2,649
      Canada, Mexico, and Other      186        223        337      416
                                   -----      -----      -----    -----
        Total GMNA                 1,362      1,576      2,587    3,065
      GME                            495        539        963    1,038
      GMLAAM                         187        154        346      289
      GMAP                           100         95        239      211
                                   -----      -----      -----    -----
        Total Worldwide            2,144      2,364      4,135    4,603
                                   =====      =====      =====    =====

     Vehicle Unit Deliveries
      Chevrolet - Cars               227        242        459      475
      Chevrolet - Trucks             466        468        888      921
      Pontiac                        144        165        281      320
      GMC                            144        150        269      289
      Buick                           95        111        182      214
      Oldsmobile                      60         81        136      158
      Saturn                          85         81        151      145
      Cadillac                        41         46         79       98
      Other                           13         11         26       18
                                   -----      -----      -----    -----
        Total United States        1,275      1,355      2,471    2,638
      Canada, Mexico, and Other      186        196        348      355
                                   -----      -----      -----    -----
        Total GMNA                 1,461      1,551      2,819    2,993
      GME                            502        516        999    1,038
      GMLAAM                         174        143        338      282
      GMAP                           116        118        245      233
                                   -----      -----      -----    -----
        Total Worldwide            2,253      2,328      4,401    4,546
                                   =====      =====      =====    =====

     Market Share
      United States - Cars          26.2%      28.4%      27.5%    28.6%
      United States - Trucks        28.4%      27.3%      28.2%    27.7%
        Total United States         27.3%      27.8%      27.8%    28.2%
      Total North America           27.0%      27.7%      27.5%    27.9%
      Total Europe                   9.5%       9.6%       9.5%     9.5%
      Latin America (7)             22.8%      20.5%      22.1%    20.0%
      Asia and Pacific               3.7%       3.8%       3.7%     3.6%
        Total Worldwide             15.2%      15.6%      15.0%    15.2%

     U.S. Retail/Fleet Mix
      % Fleet Sales - Cars          24.5%      25.1%      28.7%    26.9%
      % Fleet Sales - Trucks        15.8%      18.2%      15.0%    16.7%
        Total Vehicles              20.0%      21.7%      21.7%    21.9%

     Retail Lease as % of Retail Sales
      Total Smartlease
      and Smartbuy                  16.0%      24.1%

     Days Supply of Inventory
      at June 30
      United States - Cars            57         64
      United States - Trucks          84         90

     Capacity Utilization
      U.S. and Canada
      (2 shift rated)               80.7%      94.7%      75.5%    91.2%

     GMNA Net Price                 (0.8%)      0.0%

     See footnotes on page 10.
                                      - 9 -


                           General Motors Corporation
                              Operating Statistics

                                    Second Quarter        Year to Date
                                    --------------       --------------
                                    2001       2000      2001      2000
                                    ----       ----      ----      ----

     GMAC's U.S. Cost of Borrowing  5.90%      6.56%

     Current Debt Spreads Over
      U.S. Treasuries
      2 Year                         105 bp     100 bp
      5 Year                         150 bp     145 bp
      10 Year                        178 bp     185 bp

     Worldwide Employment
      at June 30 (in 000's)
      United States Hourly           130        139
      United States Salary            43         44
                                     ---        ---
        Total United States          173        183
      Canada, Mexico, and Other       34         35
                                     ---        ---
      GMNA                           207        218
      GME                             76         90
      GMLAAM                          25         24
      GMAP                            11         11
      Hughes                          11         18
      GMAC                            29         27
      Other                           13         13
                                     ---        ---
        Total                        372        401
                                     ===        ===

     Worldwide Payrolls ($Mil's)  $5,164     $5,769    $10,166   $11,360

     Footnotes:
     ---------
(1) The Q2 2001 adjusted amounts represent the reported amounts excluding General Motors' portion of severance payments and asset impairments that were part of the previously announced restructuring of its affiliate Isuzu Motors Ltd. General Motors' share of such charges decreased GMAP and consolidated net income by $133 million.
(2) The year-to-date 2001 adjusted amounts represent the reported amounts excluding General Motors' portion of severance payments and asset impairments that were part of the previously announced restructuring of its affiliate Isuzu Motors Ltd., less the net Q1
     2001 impact from initially adopting SFAS No. 133, Accounting for Derivatives and Hedging Activities. The Isuzu restructuring charges decreased consolidated net income by $133 million during Q2 2001 while the net impact from initially adopting SFAS No. 133 increased consolidated net income by $12 million during Q1 2001.
(3) The 2000 GM Class H common stock earnings per share and book value per share amounts have been adjusted to reflect the three-for-one stock split, in the form of a 200% stock dividend, paid on June 30, 2000.
(4) Represents total cash for Automotive, Communications Services, and Other Operations which includes cash and marketable securities, as well as $3.0 billion invested in short-term fixed income securities of the Corporation's Voluntary Employees' Beneficiary Association Trust.
(5) Excludes the effects of purchase accounting adjustments related to General Motors' acquisition of Hughes in 1985.
(6)  Excludes Hughes Series A Preferred Stock dividends payable to General
     Motors.
(7)  Latin America excludes the Middle East and Africa.

                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)

                                      Three Months Ended      Six Months Ended
                                           June 30,              June 30,
                                           --------              --------
                                      2001         2000       2001        2000
                                      ----         ----       ----        ----
                                 (dollars in millions except per share amounts)

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Total net sales and revenues       $46,119      $48,743    $88,734     $95,601
                                    ------       ------     ------      ------
Cost of sales and other expenses    37,181       38,069     71,691      75,210
Selling, general, and
  administrative expenses            5,754        5,481     11,144      10,338
Interest expense                     2,259        2,358      4,470       4,586
                                   -------      -------    -------     -------
  Total costs and expenses          45,194       45,908     87,305      90,134
                                   -------      -------    -------     -------
Income before income taxes and
  minority interests                   925        2,835      1,429       5,467
Income tax expense                     304          929        512       1,712
Equity income/(loss) and
  minority interests                  (144)        (155)      (203)       (221)
                                       ---          ---        ---         ---
  Net income                           477        1,751        714       3,534
Dividends on preference stocks         (23)         (27)       (51)        (56)
                                       ---        -----        ---       -----
  Earnings attributable to
    common stocks                     $454       $1,724       $663      $3,478
                                       ===        =====        ===       =====

Basic earnings (losses) per share
  attributable to common stocks
Earnings per share attributable
  to $1-2/3 par value                $1.05        $2.99      $1.59       $5.87
                                      ====         ====       ====        ====
Earnings per share attributable
  to Class H                        $(0.14)      $(0.07)    $(0.24)     $(0.15)
                                      ====         ====       ====        ====

Earnings (losses) per share
  attributable to common
  stocks assuming dilution
Earnings per share attributable
  to $1-2/3 par value                $1.03        $2.93      $1.56       $5.74
                                      ====         ====       ====        ====
Earnings per share attributable
  to Class H                        $(0.14)      $(0.07)    $(0.24)     $(0.15)
                                      ====         ====       ====        ====

                       CONSOLIDATED STATEMENTS OF INCOME - concluded
                                   (Unaudited)


                                      Three Months Ended       Six Months Ended
                                          June 30,                June 30
                                      ------------------        ---------------
30,
                                      2001        2000        2001        2000
                                      ----        ----        ----        ----
                                                 (dollars in millions)

AUTOMOTIVE, COMMUNICATIONS SERVICES, AND OTHER OPERATIONS

Total net sales and revenues       $39,731     $42,870     $75,895     $84,065
                                    ------      ------      ------      ------
Cost of sales and other expenses    35,182      36,260      67,676      71,581
Selling, general, and
  administrative expenses            4,091       4,032       7,730       7,539
                                    ------      ------      ------      ------
  Total costs and expenses          39,273      40,292      75,406      79,120
                                    ------      ------      ------      ------
Interest expense                       151         222         313         438
Net expense from transactions with
  Financing and Insurance Operations    87         172         218         311
                                      ----        ----        ----        ----
Income (loss) before income taxes
  and minority interests               220       2,184         (42)      4,196
Income tax expense (benefit)            68         698         (13)      1,240
Equity income/(loss) and
  minority interests                  (113)       (155)       (149)       (220)
                                       ---         ---         ---         ---
  Net income (loss) - Automotive,
    Communications  Services, and
    Other Operations                   $39      $1,331       $(178)     $2,736
                                        ==       =====         ===       =====


FINANCING AND INSURANCE OPERATIONS

Total revenues                      $6,388      $5,873     $12,839     $11,536
                                     -----       -----      ------      ------

Interest expense                     2,108       2,136       4,157       4,148
Depreciation and amortization
  expense                            1,443       1,483       2,952       3,006
Operating and other expenses         1,628       1,391       3,345       2,697
Provision for financing and
  insurance losses                     591         384       1,132         725
                                     -----       -----      ------      ------
  Total costs and expenses           5,770       5,394      11,586      10,576
                                     -----       -----      ------      ------
Net income from transactions with
  Automotive, Communications Services,
  and Other Operations                 (87)       (172)       (218)       (311)
                                       ---         ---         ---         ---
Income before income taxes and
  minority interests                   705         651       1,471       1,271
Income tax expense                     236         231         525         472
Equity income/(loss) and minority
  interests                            (31)          -         (54)         (1)
                                       ---         ---         ---         ---
  Net income - Financing and
    Insurance Operations              $438        $420        $892        $798
                                       ===         ===         ===         ===

                           CONSOLIDATED BALANCE SHEETS
                                                June 30,               June 30,
                                                 2001       Dec. 31,    2000
GENERAL MOTORS CORPORATION AND SUBSIDIARIES    (Unaudited)    2000   (Unaudited)
                                               ---------      ----    ---------
                      ASSETS                       (dollars in millions)
Automotive, Communications Services, and Other Operations
Cash and cash equivalents                      $8,370       $9,119     $9,441
Marketable securities                             795        1,161        893
                                               ------      -------    -------
  Total cash and marketable securities          9,165       10,280     10,334
Accounts and notes receivable
  (less allowances)                             6,533        5,835      5,968
Inventories (less allowances)                  11,072       10,945     11,680
Equipment on operating leases
  (less accumulated depreciation)               5,084        5,699      5,973
Deferred income taxes and other current assets  8,499        8,388      9,678
                                              -------      -------    -------
  Total current assets                         40,353       41,147     43,633
Equity in net assets of nonconsolidated
  associates                                    4,934        3,497      3,377
Property - net                                 33,922       33,977     33,436
Intangible assets - net                         7,743        7,622      8,726
Deferred income taxes                          15,560       14,870     13,456
Other assets                                   31,226       32,243     30,207
                                             --------     --------   --------
  Total Automotive, Communications Services,
    and Other Operations assets               133,738      133,356    132,835
Financing and Insurance Operations
Cash and cash equivalents                       1,139        1,165        692
Investments in securities                      10,614        9,595      9,447
Finance receivables - net                      89,608       92,415     85,782
Investment in leases and other receivables     35,701       36,752     37,883
Other assets                                   31,281       27,846     23,528
Net receivable from Automotive, Communications
  Services, and Other Operations                1,582        1,971      1,182
                                              -------      -------    -------
  Total Financing and Insurance
    Operations assets                         169,925      169,744    158,514
                                              -------      -------    -------
Total assets                                 $303,663     $303,100   $291,349
                                              =======      =======    =======

               LIABILITIES AND STOCKHOLDERS' EQUITY

Automotive, Communications Services,
  and Other Operations
Accounts payable (principally trade)          $19,177      $18,309    $17,329
Loans payable                                   2,430        2,208      2,554
Accrued expenses                               34,512       33,252     32,527
Net payable to Financing and
  Insurance Operations                          1,582        1,971      1,182
                                               ------       ------    -------
  Total current liabilities                    57,701       55,740     53,592
Long-term debt                                  8,662        7,410      8,518
Postretirement benefits other than pensions    34,109       34,306     33,931
Pensions                                        3,111        3,480      3,338
Other liabilities and deferred income taxes    14,791       15,768     17,279
                                              -------      -------    -------
  Total Automotive, Communications Services,
    and Other Operations liabilities          118,374      116,704    116,658
Financing and Insurance Operations
Accounts payable                                6,348        7,416      4,611
Debt                                          133,088      135,037    128,164
Other liabilities and deferred income taxes    15,494       12,922     12,161
                                             --------     --------   --------
  Total Financing and Insurance
    Operations liabilities                    154,930      155,375    144,936
Minority interests                                699          707        647
General Motors - obligated mandatorily
  redeemable preferred securities of
  subsidiary trusts holding solely junior
  subordinated debentures of General Motors
    Series G                                        -          139        139
Stockholders' equity
$1-2/3 par value common stock (issued,
  549,606,968; 548,181,757;
  and 536,912,451 shares)                         916          914        895
Class H common stock (issued,
  876,465,865; 875,286,559 and
  873,646,596 shares)                              88           88         87
Capital surplus (principally additional
  paid-in capital)                             21,114       21,020     19,668
Retained earnings                              10,233       10,119      9,816
                                               ------       ------    -------
    Subtotal                                   32,351       32,141     30,466
Accumulated foreign currency
  translation adjustments                      (2,814)      (2,502)    (2,252)
Net unrealized loss on derivatives               (187)           -          -
Net unrealized gains on securities                355          581        876
Minimum pension liability adjustment              (45)         (45)      (121)
                                              -------      -------     ------
    Accumulated comprehensive loss             (2,691)      (1,966)    (1,497)
                                              -------      -------    -------
      Total stockholders' equity               29,660       30,175     28,969
                                             --------     --------   --------
Total liabilities and stockholders' equity   $303,663     $303,100   $291,349
                                              =======      =======    =======





                                     - 13 -


                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                         Six Months Ended June 30,
                                          -------------------------------------------------------
                                                      2001                        2000
                                                      ----                        ----
                                          Automotive,     Financing     Automotive,     Financing
                                          Comm.Serv.         and         Comm.Serv.         and
                                          and Other       Insurance     and Other       Insurance
                                          ---------       ---------     ---------       ---------
                                                     (dollars in millions)
Net cash provided by operating activities    $3,455         $1,278        $6,235          $3,283

Cash flows from investing activities
Expenditures for property                    (4,220)           (42)       (3,791)           (213)
Investments in marketable securities
  - acquisitions                               (773)       (15,691)       (1,399)        (11,823)
Investments in marketable securities
  - liquidations                              1,139         14,734         2,204          11,836
Mortgage servicing rights - acquisitions          -           (813)            -            (398)
Mortgage servicing rights - liquidations          -             18             -               -
Finance receivables - acquisitions                -       (107,883)            -        (108,780)
Finance receivables - liquidations                -         68,560             -          73,835
Proceeds from sales of finance receivables        -         41,156             -          28,906
Operating leases - acquisitions              (3,182)        (6,448)       (3,967)         (8,883)
Operating leases - liquidations               3,576          5,138         3,507           4,602
Investments in companies, net of
  cash acquired                                (612)          (119)       (1,554)              -
Net investing activity with Financing and
  Insurance Operations                            -              -          (998)              -
Other                                          (351)           129          (371)            151
                                              -----         ------        ------          ------
Net cash used in investing activities        (4,423)        (1,261)       (6,369)        (10,767)
                                              -----          -----         -----          ------

Cash flows from financing activities
Net increase (decrease) in loans payable        222        (21,634)          488           2,127
Long-term debt - borrowings                   3,451         28,904         3,417          12,619
Long-term debt - repayments                  (2,225)        (7,703)       (3,337)         (8,098)
Net financing activity with Automotive,
  Communications Services, and
  Other Operations                                -              -             -             998
Repurchases of common and preference stocks    (264)             -          (417)              -
Proceeds from issuing common stocks              71              -           356               -
Cash dividends paid to stockholders            (600)             -          (679)              -
                                                ---            ---           ---           -----
Net cash provided by (used in)
  financing activities                          655           (433)         (172)          7,646
                                                ---            ---           ---           -----

Effect of exchange rate changes on cash and
  cash equivalents                              (47)             1          (164)             (1)
Net transactions with Automotive/
  Financing Operations                         (389)           389           181            (181)
                                                ---            ---           ---             ---
Net decrease in cash and cash equivalents      (749)           (26)         (289)            (20)
Cash and cash equivalents at beginning
  of the period                               9,119          1,165         9,730             712
                                              -----          -----         -----             ---
Cash and cash equivalents at end
  of the period                              $8,370         $1,139        $9,441            $692
                                              =====          =====         =====             ===




                       HUGHES REPORTS SECOND QUARTER 2001
                                FINANCIAL RESULTS

        DIRECTV U.S. Business Grows Revenue by 19%; Nearly Triples EBITDA

                 Company Updates Full Year Financial Projections

      El Segundo, Calif., July 16, 2001 -- Hughes Electronics Corporation, the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting, today reported second quarter 2001 revenues increased 8.1% to $1,985.1 million, compared with $1,837.0 million in the second quarter of 2000. EBITDA1 for the quarter was $82.0 million and EBITDA margin1 was 4.1%. Included in EBITDA was the negative impact of one-time severance charges of $22 million. In the second quarter of 2000, EBITDA was $179.6 million and EBITDA margin was 9.8%.

      "Our revenue growth continues to be driven by our DIRECTV businesses in the United States and Latin America," explained Jack A. Shaw, HUGHES' chief executive officer. "DIRECTV, which now serves more than 10 million customers in the United States, generated more than $1.3 billion in revenue for the quarter--a 19% increase over the second quarter of last year. In addition, DIRECTV Latin America increased its revenue by 43% over the year-ago period, generating $175 million in the second quarter of 2001."

      Shaw continued, "Driven by its larger subscriber base and industry-leading monthly subscriber revenue, DIRECTV U.S. attained EBITDA of $75 million, nearly three times the $26 million of EBITDA reported in the second quarter of 2000. However, this significant improvement in EBITDA was more than offset by the reduced EBITDA associated with lower new outright sales and sales-type leases of satellite transponders at PanAmSat and lower sales of Hughes Network Systems'
(HNS) DIRECTV receiving systems, as well as increased investment in HNS' DIRECWAY(TM) broadband business. Also impacting EBITDA were the losses related to our new DIRECTV DSLTM service, which was formerly known as Telocity."

      Shaw added, "Upon assuming the position of CEO seven weeks ago, I, along with the senior leadership team, began performing an extensive review of each of our businesses and the challenges that are facing them in this difficult economy. Accordingly, we've updated our financial projections and are lowering our consolidated HUGHES' revenue projections to approximately $8.3 billion and EBITDA estimates to a range of $450-500 million. This incorporates the recently announced changes to PanAmSat's financial outlook as well as reductions to our DIRECTV U.S. estimates for subscriber additions, to about 1.1 million, and EBITDA, to $250-300 million." Shaw emphasized, "My number one operational objective is to get the company back on-track and meet or exceed these financial commitments. In the coming weeks, we will be sharing with you the specific operational and structural changes that will enable us to meet this objective."

      HUGHES had a second quarter 2001 net loss of $156.5 million, compared to a net loss of $69.1 million in the same period of 2000. The decline was due to the reduced EBITDA and increased depreciation and amortization expense in the Direct-To-Home segment, mostly related to the growth in customer leased DIRECTV set-top boxes in Latin America and the United States and the acquisition of Telocity during the quarter, and at PanAmSat, primarily associated with its larger satellite fleet. These declines were partially offset by lower net interest expense in 2001 and the elimination of operating losses reported in 2000 from the DIRECTV Japan business.

                            Hughes Financial Guidance
--------------------------------------------------------------------------------
                                             Prior Full Year    Revised Full
                             Q3 Guidance          2001            Year 2001
--------------------------------------------------------------------------------
Hughes
--------------------------------------------------------------------------------
   Revenues                    ~$2.1B       ~20% growth over       ~$8.3B
                                              2000's $7.3B
--------------------------------------------------------------------------------
   EBITDA                    $90 - 110M       $575M - 650M        $450-500M
--------------------------------------------------------------------------------
   Cash Requirements             N/A           $2.5 - 3.0B       $2.5 - 3.0B
--------------------------------------------------------------------------------
DIRECTV U.S.
--------------------------------------------------------------------------------
   Revenue                     ~$1.4B          $5.5 - 5.7B       $5.5 - 5.6B
--------------------------------------------------------------------------------
   EBITDA                      $50-75M         ~$350 -425M        $250-300M
--------------------------------------------------------------------------------
   Net Subscriber Adds        225 -275K           ~1.3M             ~1.1M
--------------------------------------------------------------------------------
DIRECTV DSL
--------------------------------------------------------------------------------
   EBITDA                   $(35)M-(45)M    $(120)M - (140)M  $(100)M - (120)M
--------------------------------------------------------------------------------
   Net Subscriber Adds           N/A              ~100K             ~75K
--------------------------------------------------------------------------------
DIRECTV Latin America
--------------------------------------------------------------------------------
   Revenue                     ~$180M             ~750M             ~725M
--------------------------------------------------------------------------------
   EBITDA                      ~$(20)M          ~$(100)M          ~$(100)M
--------------------------------------------------------------------------------
   Net Subscriber Adds        50 - 75K            ~350K             ~300K
--------------------------------------------------------------------------------
PanAmSat
--------------------------------------------------------------------------------
   Revenue                   $205 -210M           ~$1B           $825 - 835M
--------------------------------------------------------------------------------
   New Outright Sales           None           10 - 15% of          None
    and Sales-Type Leases                    total sales
--------------------------------------------------------------------------------
   EBITDA Margin           Mid to high 60%   Mid to high 60%   Mid to high 60%
                                range             range             range
--------------------------------------------------------------------------------
Hughes Network Systems
--------------------------------------------------------------------------------
   Revenue                   $340 - 370M     10% growth over       ~$1.3B
                                              2000's $1.4B
--------------------------------------------------------------------------------
   EBITDA                      ~$(40)M      $(100)M - $(150)M $(100)M - $(150)M
--------------------------------------------------------------------------------
      Spaceway             $(5)M - $(10)M    $(25)M - (35)M    $(25)M - (35)M
       (Included in HNS totals)
--------------------------------------------------------------------------------
      DIRECWAY Net Sub Adds      N/A              ~200K             ~150K
--------------------------------------------------------------------------------
      DIRECWAY EBITDA          ~(45)M       $(160)M - (200)M  $(150)M - (180)M
       (Included in HNS totals)
--------------------------------------------------------------------------------

                           Six-Month Financial review

      For the first half of 2001, revenues increased 9.5% to $3,878.1 million, compared to $3,540.1 million in the first half of 2000. This increase was due to subscriber growth at DIRECTV in the United States and Latin America, partially offset by the lower sales and sales-type leases at PanAmSat and lower sales of HNS' DIRECTV receiving systems.

      EBITDA for the first six months of 2001 was $195.2 million and EBITDA margin was 5.0%, compared to EBITDA of $332.3 million and EBITDA margin of 9.4% in the same period of 2000. The decrease in EBITDA and EBITDA margin was primarily attributable to the large outright sales and sales-type leases at PanAmSat in the first half of 2000, for which there were no comparable sales in the first half of 2001. In addition, EBITDA and EBITDA margin were negatively impacted by increased investment in DIRECWAY, lower shipments of DIRECTV receiving systems and the consolidation of Telocity Delaware, Inc. ("Telocity") which was acquired by HUGHES in April 2001.

      For the first six months of 2001, net losses totaled $261.8 million, compared to net losses of $151.0 million in 2000. The change was primarily due to the reduced EBITDA and an increase in depreciation and amortization expense in the Direct-To-Home segment, primarily associated with the growth in customer leased DIRECTV set-top boxes in Latin America and the United States and the acquisition of Telocity during the second quarter, and at PanAmSat, mostly due to its larger satellite fleet. These declines were partially offset by the elimination of operating losses and one-time after-tax charges related to the discontinued DIRECTV Japan business, and lower net interest expense.

                  Segment Financial Review: Second Quarter 2001

                            Direct-To-Home Broadcast

      The Direct-To-Home Broadcast segment now includes the results of the DIRECTV DSL service (formerly known as Telocity), a broadband Internet service using Digital Subscriber Line (DSL) technology. Second quarter 2001 revenues for the segment increased 22.0% to $1,527.7 million from $1,252.2 million in the second quarter of 2000. The segment had negative EBITDA of $1.3 million compared with negative EBITDA of $14.0 million in the second quarter of 2000.

      United States: DIRECTV reported quarterly revenues of $1,345 million, an increase of 19% from last year's second quarter revenues of $1,129 million. The increase was primarily due to DIRECTV's larger subscriber base compared to 2000.

      DIRECTV added about 745,000 gross subscribers in the quarter. After accounting for churn, net subscriber additions in the quarter were 175,000. As of June 30, 2001, DIRECTV had more than 10.0 million subscribers, representing a 15% increase over the 8.7 million customers attained as of June 30, 2000.

      EBITDA for the second quarter of 2001 was $75 million compared to EBITDA of $26 million in last year's second quarter. This increase was principally due to the revenues generated by the larger subscriber base.

      DIRECTV DSL: The DIRECTV DSL service was created following HUGHES' April 2001 acquisition of Telocity. No comparative financial data for DIRECTV DSL is provided for the second quarter 2000.

      The DIRECTV DSL service had second quarter 2001 revenues of $7 million and negative EBITDA of $41 million. Approximately 4,000 net customers were added to the DIRECTV DSL service in the quarter. Net subscriber additions in the quarter were negatively impacted by the customer churn related to the bankruptcy of NorthPoint Communications, formerly a wholesale provider of broadband services. As of June 30, 2001, DIRECTV DSL had more than 68,000 residential broadband customers in the United States compared to over 13,000 customers as of June 30, 2000.

      Latin America: DIRECTV Latin America generated $175 million in revenues for the quarter compared with $122 million in the second quarter of 2000. This 43% increase was primarily due to continued subscriber growth.

      The DIRECTV service in Latin America added about 25,000 net subscribers in the second quarter of 2001. The total number of DIRECTV subscribers in Latin America as of June 30, 2001 was approximately 1,431,000 compared to about 1,010,000 as of June 30, 2000, representing an increase of approximately 42%.

      DIRECTV Latin America had negative EBITDA of $35 million in the quarter compared to negative EBITDA of $40 million in the same period of 2000. The change was primarily due to the larger subscriber base.

                               Satellite Services

      PanAmSat, which is 81%-owned by HUGHES, attained second quarter 2001 revenues of $208.3 million compared with $322.3 million in the prior year's period. The decrease was driven by $123 million of second quarter 2000 outright sales and sales-type leases of satellite transponders, for which there were no comparable sales in the second quarter 2001. While revenues from outright sales and sales-type leases represent substantial long-term commitments for PanAmSat services, virtually all of these revenues are recognized at service commencement. Revenues from operating lease agreements are recognized monthly over the term of the agreement. As a result, revenues from sales and sales-type lease transactions are subject to greater variation from period to period than revenues from operating leases.

      EBITDA for the quarter was $134.5 million, compared with second quarter 2000 EBITDA of $221.4 million. EBITDA margin in the second quarter of 2001 was 64.6% compared to 68.7% in the same period of 2000. The decrease in EBITDA was principally due to the lower sales and sales-type leases, and an increase in direct operating, and selling, general and administrative (SG&A) costs resulting from the NET-36TM initiative and additional headcount to support the company's services. Excluding the impact of new sales and sales-type leases and operating costs associated with NET-36, EBITDA was $144 million and EBITDA margin was 69% for the second quarter 2001, compared to EBITDA of $140 million and EBITDA margin of 70% in the second quarter 2000.

      As of June 30, 2001, PanAmSat had contracts for satellite services representing future payments (backlog) of approximately $6.0 billion compared to approximately $6.2 billion at the end of the second quarter of 2000.

                                 Network Systems

      Hughes Network Systems (HNS) generated second quarter 2001 revenues of $302.2 million versus $371.8 million in the second quarter of 2000. The decline was principally due to lower sales of DIRECTV receiving equipment resulting from the completion of the PRIMESTAR By DIRECTV conversion process in the third quarter of 2000. HNS shipped 413,000 DIRECTV receiver systems in the second quarter of 2001 compared to 913,000 units in the same period last year.

      In the quarter, HNS had negative EBITDA of $36.8 million compared to EBITDA of $0.8 million in the second quarter of 2000. The decline in EBITDA is primarily attributable to lower shipments of and decreased manufacturing subsidies on DIRECTV receivers, and increased investment in the DIRECWAY broadband business. In the quarter, HNS added approximately 12,000 net subscribers, bringing the cumulative total to approximately 74,000 DIRECWAY broadband consumers in the United States.

      During the second quarter, HNS launched the DIRECWAY brand, which now - under a single umbrella - offers complete broadband-by-satellite services for enterprises, consumers, small businesses, and telecommuters. With its retail and service partners and "powered by" alliances with a number of service providers, DIRECWAY is linked to more than 45 million users via highly targeted advertising and promotion.

                                  BALANCE SHEET

      From December 31, 2000 to June 30, 2001, the company's consolidated cash balance decreased $455.8 million to $1,052.3 million and total debt increased $545.0 million to $1,861.6 million. The major of uses of cash were for satellite and capital expenditures, as well as for the purchase of Telocity.

      Hughes Electronics Corporation is a unit of General Motors Corporation. The earnings of Hughes Electronics are used to calculate the earnings attributable to the General Motors Class H common stock (NYSE:GMH).

      A live webcast of HUGHES' second quarter 2001 earnings call will be available on the company's website at www.hughes.com. The call will begin at 2:00 p.m. ET, today. Investors are advised to allow 15 minutes prior to the call to register and download any necessary software. Following the completion of the call, the webcast will be archived on the Investor Relations portion of the HUGHES' website.

      NOTE: Hughes Electronics Corporation believes that some of the foregoing statements may constitute forward-looking statements. When used in this report, the words "estimate," "plan," "project," "anticipate," "expect," "intend," "outlook," "believe," and other similar expressions are intended to identify such forward-looking statements and information. Important factors that may cause actual results of HUGHES to differ materially from the forward-looking statements in this report are set forth in the Form 10-Ks filed with the SEC by General Motors and HUGHES.

--------------------


1 EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues.


                                       ###

CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)                                June 30,
                                                       2001        December 31,
ASSETS                                             (Unaudited)        2000
-------------------------------------------------------------------------------
Current Assets
Cash and cash equivalents                              $1,052.3       $1,508.1
Accounts and notes receivable                           1,235.1        1,253.0
Contracts in process                                      154.6          186.0
Inventories                                               396.1          338.0
Deferred income taxes                                     114.3           89.9
Prepaid expenses and other                                881.9          778.7

-------------------------------------------------------------------------------

Total Current Assets                                    3,834.3        4,153.7
Satellites, net                                         4,540.2        4,230.0
Property, net                                           2,027.9        1,707.8
Net Investment in Sales-type Leases                       196.8          221.1
Intangible Assets, net                                  7,354.9        7,151.3
Investments and Other Assets                            1,514.1        1,815.4
-------------------------------------------------------------------------------

Total Assets                                          $19,468.2      $19,279.3
===============================================================================

LIABILITIES AND STOCKHOLDER'S EQUITY
-------------------------------------------------------------------------------
Current Liabilities
Accounts payable                                       $1,367.6       $1,224.2
Deferred revenues                                         176.2          137.6
Short-term borrowings and current portion of              908.5           24.6
long-term debt
Accrued liabilities and other                           1,257.8        1,304.5
-------------------------------------------------------------------------------

Total Current Liabilities                               3,710.1        2,690.9
Long-Term Debt                                            953.1        1,292.0
Other Liabilities and Deferred Credits                  1,580.7        1,647.3
Deferred Income Taxes                                     666.8          769.3
Commitments and Contingencies
Minority Interests                                        540.2          553.7
Stockholder's Equity                                   12,017.3       12,326.1
-------------------------------------------------------------------------------

Total Liabilities and Stockholder's Equity            $19,468.2      $19,279.3
===============================================================================

Holders of GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of General Motors (which includes 100% of the stock of Hughes).

                                      - 20 -


CONSOLIDATED STATEMENTS OF OPERATIONS AND
AVAILABLE SEPARATE CONSOLIDATED NET INCOME (LOSS)
(Dollars in Millions)
(Unaudited)
                                                                              Six Months
                                                      Second Quarter        Ended June 30,
                                                      ------------------  -------------------
                                                        2001     2000       2001      2000
------------------------------------------------------------------------  -------------------
Revenues
Direct broadcast, leasing and other services          $1,738.6 $1,565.4   $3,436.8  $3,037.8
Product sales                                            246.5    271.6      441.3     502.3
---------------------------------------------------------------------------------------------
Total Revenues                                         1,985.1  1,837.0    3,878.1   3,540.1
---------------------------------------------------------------------------------------------
Operating Costs and Expenses
Broadcast programming and other costs                    786.6    686.7    1,525.3   1,354.5
Cost of products sold                                    189.2    245.9      343.7     434.4
Selling, general and administrative expenses             927.3    724.8    1,813.9   1,418.9
Depreciation and amortization                            305.0    224.6      570.7     434.8
---------------------------------------------------------------------------------------------
Total Operating Costs and Expenses                     2,208.1  1,882.0    4,253.6   3,642.6
---------------------------------------------------------------------------------------------

Operating Loss                                          (223.0)   (45.0)    (375.5)   (102.5)

Interest income                                           19.0      4.3       42.8       8.2
Interest expense                                         (42.8)   (57.8)     (93.4)   (102.7)
Other, net                                               (10.9)   (43.3)      (3.7)   (282.5)
---------------------------------------------------------------------------------------------
Loss From Continuing Operations Before
      Income Taxes, Minority
      Interests and Cumulative Effect of
      Accounting Change                                 (257.7)  (141.8)    (429.8)   (479.5)

Income tax benefit                                        74.8     54.8      124.7     276.6
Minority interests in net losses of subsidiaries          26.4      4.5       50.7      12.1
---------------------------------------------------------------------------------------------

Loss from continuing operations
      before cumulative effect of
      accounting change                                 (156.5)   (82.5)    (254.4)   (190.8)
Income from discontinued operations, net of taxes            -     13.4          -      39.8
---------------------------------------------------------------------------------------------

Loss before cumulative effect of accounting change      (156.5)   (69.1)    (254.4)   (151.0)
Cumulative effect of accounting change, net of taxes         -        -       (7.4)        -
---------------------------------------------------------------------------------------------

Net Loss                                                (156.5)   (69.1)    (261.8)   (151.0)

Adjustment to exclude the effect of
      GM purchase accounting                               0.8      5.3        1.6      10.6
---------------------------------------------------------------------------------------------

Loss Excluding the Effect of GM Purchase
      Accounting Adjustment                             (155.7)   (63.8)    (260.2)   (140.4)

Preferred stock dividends                                (24.1)   (24.1)     (48.2)    (48.8)
---------------------------------------------------------------------------------------------

Loss Used for Computation of Available
      Separate Consolidated
      Net Income (Loss)                                $(179.8)  $(87.9)   $(308.4)  $(189.2)
=============================================================================================

Available Separate Consolidated Net Income (Loss)
Average number of shares of General Motors Class H
      Common Stock outstanding (in millions)
      (Numerator)                                        875.9    562.7      875.7     488.0
Average Class H dividend base (in millions)
      (Denominator)                                    1,299.6  1,297.0    1,299.4   1,295.8
Available Separate Consolidated Net Income (Loss)      $(121.2)  $(38.1)   $(207.8)   $(71.3)
=============================================================================================

Certain 2000 amounts have been reclassified to conform to the 2001 presentation.


SELECTED SEGMENT DATA
(Dollars in Millions)
(Unaudited)
                                                                 Six Months
                                      Second Quarter            Ended June 30,
                                    -------------------      -------------------
                                     2001        2000         2001        2000
--------------------------------------------------------------------------------
DIRECT-TO-HOME BROADCAST
Total Revenues                    $1,527.7    $1,252.2     $3,017.6   $ 2,426.0
EBITDA (1)                        $   (1.3)   $ (14.0)     $    4.7   $   (23.2)
Operating Loss                    $ (182.9)   $ (134.8)    $ (328.4)  $  (260.8)
Depreciation and                  $  181.6    $  120.8     $  333.1   $   237.6
Amortization
Capital Expenditures              $  226.3    $  219.1     $  353.9   $   387.1

--------------------------------------------------------------------------------
SATELLITE SERVICES
Total Revenues                    $  208.3    $  322.3     $  413.5   $   621.4
EBITDA (1)                        $  134.5    $  221.4     $  274.5   $   422.4
EBITDA Margin (1)                     64.6%      68.7%        66.4%        68.0%
Operating Profit                  $   32.8    $  139.8     $   73.9   $   267.1
Operating Profit Margin               15.7%      43.4%        17.9%        43.0%
Depreciation and                  $  101.7    $   81.6     $  200.6   $   155.3
Amortization
Capital Expenditures              $   94.2    $   50.2     $  161.4   $   208.2

--------------------------------------------------------------------------------
NETWORK SYSTEMS
Total Revenues                    $  302.2    $  371.8     $  550.4   $   736.3
EBITDA (1)                        $  (36.8)   $    0.8     $  (75.1)  $    17.6
EBITDA Margin (1)                      N/A         0.2%         N/A         2.4%
Operating Loss                    $  (56.5)   $  (17.1)    $ (109.1)  $   (17.0)
Depreciation and                  $   19.7    $   17.9     $   34.0   $    34.6
Amortization
Capital Expenditures              $  167.1    $   94.2     $  345.3   $   161.8

--------------------------------------------------------------------------------
ELIMINATIONS and OTHER
Total Revenues                    $  (53.1)   $ (109.3)    $ (103.4)  $  (243.6)
EBITDA (1)                        $  (14.4)   $  (28.6)    $   (8.9)  $   (84.5)
Operating Loss                    $  (16.4)   $  (32.9)    $  (11.9)  $   (91.8)
Depreciation and                  $    2.0    $    4.3     $    3.0   $     7.3
Amortization
Capital Expenditures              $   22.6    $    1.6     $    0.8   $    22.3

--------------------------------------------------------------------------------
TOTAL
Total Revenues                    $1,985.1    $1,837.0     $3,878.1   $ 3,540.1
EBITDA (1)                        $   82.0    $  179.6     $  195.2   $   332.3
EBITDA Margin (1)                      4.1%        9.8%         5.0%        9.4%
Operating Loss                    $ (223.0)   $  (45.0)    $ (375.5)  $  (102.5)
Depreciation and                  $  305.0    $  224.6     $  570.7   $   434.8
Amortization
Capital Expenditures              $  510.2    $  365.1     $  861.4   $   779.4

================================================================================

(1) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            GENERAL MOTORS CORPORATION
                                            --------------------------
                                                    (Registrant)
Date    July 17, 2001
        -----------------
                                       By
                                            s/Peter R. Bible
                                            -------------------------------
                                            (Peter R. Bible,
                                             Chief Accounting Officer)